BancFirst Corporation Announces Acquisition of Union National Bancshares, Inc.

OKLAHOMA CITY, Oct. 8 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) today announced that it has completed the previously announced acquisition of Union National Bancshares, Inc., and its subsidiary bank, Union Bank of Chandler, with offices in Chandler and Tulsa, Oklahoma. On September 30, 2010, Union Bank of Chandler, the subsidiary bank, had approximately $132 million in total assets, $90 million in loans, $116 million in deposits, and $15 million in equity capital.  The acquisition will be accounted for under the acquisition method. The bank will operate under its present name until it is merged into BancFirst, which is expected to be on November 12, 2010.

About BancFirst

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company.  The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 85 banking locations serving 47 communities across Oklahoma. More information can be found at bancfirst.com.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management's current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

CONTACT:  David Rainbolt, chief executive officer of BancFirst Corporation, +1-405-270-1002